ENERGYTEC ANNOUNCES SPECIAL INVESTIGATION AT THE
REQUEST OF AUDIT COMMITTEE AND ANTICIPATED
LATEFILING OF FORM 10-K

DALLAS, TEXAS. APRIL 6, 2006. ENERGYTEC, INC. (OTC: EYTC) announced today that the Audit Committee of Energytec, Inc’s Board of Directors has retained special outside counsel to conduct an independent investigation into Energytec’s prior sales of working interests in oil and gas drilling programs. The independent investigation will include, but is not limited to, the applicability of certain exemptions from federal and state securities registration requirements, the adequacy of disclosure pertaining to such offerings and the manner of sale of such offerings, including the involvement of sales agents. The Audit Committee has set a goal of 45 days to complete the investigation, but it should be expected that the circumstances of the investigation and the need to make additional inquiries could extend the time required to complete the investigation so Energytec makes no promises regarding completion of the investigation by any particular date. Additionally, the Company has engaged a forensic auditor to review financial records related to potential misappropriation of assets.

The Company filed a Form 12B-25 for an extension of time to file its Form 10-K, which under the extension is due April 17, 2006. However, due to these ongoing investigations, Energytec announced today that it does not now anticipate it will timely file its Form 10-K. The Company will file its Form 10-K as soon as practicable after the Audit Committee concludes its investigation and the Company has identified and addressed all relevant issues involving the removal of the Company’s former CEO and CFO on March 18, 2006.

The Company further stated that it while it did not generally comment on rumors or market speculations, the recent mistake involving the Company’s Form 12B-25 filing was a clerical error made by the filing agent used by the Company, and not the Company or its personnel. The Company also denied that any negotiations or discussions were underway involving the sale or exchange of any of the Company’s properties.

ABOUT ENERGYTEC

Energytec, Inc. is an independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field. For further information email the Company at energytec@energytec.com.

The statements included in this document concerning Management’s plans and objectives, including those related to the filing of the Company’s Form 10-K, constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited, to the ability of interim management to effectively complete internal and external investigations, the facts discovered through such investigations, any remedial action the Company determines is necessary or appropriate to address matters discovered in its investigations, the impact of any response or action by the SEC or other regulatory agencies, factors detailed in the Company’s Report to Shareholders; down-turns in the Company’s primary markets; disruption to the Company’s operations from acts of God or extended maintenance; and production and transportation difficulties. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.